UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2021 (November 3, 2021)

NeuroBo Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37809	47-2389984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Berkeley Street, 19th Floor Boston, Massachusetts, 02116 (Address of principal executive offices, including Zip Code)

Registrant’s Telephone Number, Including Area Code: (857) 702-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NRBO	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Inducement Plan

On November 3, 2021, the board of directors (the “Board”) of NeuroBo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), adopted the NeuroBo Pharmaceuticals, Inc. 2021 Inducement Plan (the “Inducement Plan”). The Board also adopted a form of non-qualified stock option agreement for use with the Inducement Plan. A total of 1,000,000 shares of common stock of the Company have been reserved for issuance under the Inducement Plan, subject to adjustment for stock dividends, stock splits, or other changes in the Company’s common stock or capital structure.

The purpose of the Inducement Plan is to secure and retain the services of eligible employees, to provide incentives for such eligible employees to exert maximum efforts for the success of the Company, and to provide such eligible employees an opportunity to benefit from increases in value of the Company’s common stock through the granting of certain stock awards. The Inducement Plan was approved by the Compensation Committee without stockholder approval pursuant to Nasdaq Stock Market Listing Rule 5635(c)(4), and is to be utilized exclusively for the grant of stock awards to individuals who were not previously an employee or non-employee director of the Company (or following a bona fide period of non-employment with the Company) as an inducement material to such individual’s entry into employment with the Company, within the meaning of Nasdaq Listing Rule 5635(c)(4).

The Inducement Plan will be administered by the Board. Stock awards under the Inducement Plan may only be granted by: (i) the Compensation Committee or (ii) another committee of the Board composed solely of at least two members of the Board who meet the requirements for independence under the Nasdaq Stock Market Listing Rules (the “Independent Directors”)(the foregoing subsections (i) and (ii) are collectively referred to as the “Committee”).

The Committee may choose to grant (i)  nonstatutory stock options, (ii) stock appreciation rights, (iii) restricted stock awards, (iv) restricted stock unit awards, (v) performance stock awards, (vi) performance cash awards, and (vii) other stock awards to eligible recipients, with each grant to be evidenced by an award agreement setting forth the terms and conditions of the grant as determined by the Committee in accordance with the terms of the Inducement Plan.

The foregoing description of the Inducement Plan and plan documents does not purport to be complete and is qualified in its entirety by reference to the complete text of the Inducement Plan and form of award agreement thereunder, copies of which are included hereto as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K., respectively, and incorporated herein by reference.

Resignation of current Chief Executive Officer, President, Principal Executive Officer and Director

On November 4, 2021, the Company announced that, on November 3, 2021, Richard Kang, Ph.D. resigned from his positions as Chief Executive Officer and President of the Company, effective as of November 3, 2021, subject to a transition period from November 3, 2021 until the earlier of (i) the day immediately following the filing by the Company of its Quarterly Report on Form 10-Q for the period ended September 30, 2021 or (ii) such earlier date as determined by the Chairman of the Board (such date, the “Separation Date”). Dr. Kang’s resignation did not result from a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Kang will continue to serve on the Board for the remainder of his current term until the earlier of the annual meeting of the Company’s stockholders to be held in 2022, the election and qualification of his successor, or until his resignation or removal from the Board.

In connection with Dr. Kang’s departure, the Company and Dr. Kang have entered into a Separation Agreement effective as of November 3, 2021 (the “Separation Agreement”). Pursuant to the Separation Agreement, in exchange for granting and not revoking a customary release agreement after the Separation Date, Dr. Kang will be entitled to receive (i) severance pay in an amount equal to $150,000, payable in substantially equal installments in accordance with the Company’s payroll practice over four months, provided that Dr. Kang has not breached any of his continuing obligations, (ii) an amount equal to $130,680 as the prorated amount of his annual bonus for 2021, and (iii) reimbursement of COBRA premiums for health benefit coverage for up to twelve months, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Dr. Kang had he remained employed with the Company. In addition, in exchange for granting and not revoking a customary release agreement after the Separation Date, the Company will enter into a consulting agreement with Dr. Kang pursuant to which Dr. Kang will provide consulting services to the Company for a period of one year following the effective date of such consulting agreement, during which period Dr. Kang will be entitled to receive $10,000 per month as compensation for such services.

The foregoing description of the separation agreement and consulting agreement with Dr. Kang is qualified in its entirety by reference to the complete text of such agreements, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K , and incorporated herein by reference.

Appointment of new Chief Executive Officer, Principal Executive Officer, and Principal Financial Officer

On November 3, 2021, the Board appointed Dr. Gil Price, M.D. as the Company’s Chief Executive Officer, President, Principal Executive Officer and Principal, effective as of the Separation Date (the “Commencement Date”). Prior to the Commencement Date, Dr. Price will serve as the Chief Medical Officer of the Company.

Since 2017, Dr. Price has served as Chief Medical Officer of the pharmacovigilance team of ProPharma Group, a global industry leader in comprehensive compliance services that span the entire lifecycle of pharmaceuticals, biologics, and devices. He previously served as Chief Executive Officer and Chief Medical Officer of Drug Safety Solutions, Inc., a provider of solutions for clinical and drug safety operations, from 2002 until its acquisition by ProPharma Group in 2017. From 1997 to 2002, Dr. Price was the Director of Clinical Development for oncology at MedImmune, Inc., which is now the biologics subsidiary of AstraZeneca plc. Prior to joining MedImmune, Dr. Price worked in the contract research organization sector. Dr. Price began his pharmaceutical career at Glaxo Inc., which is now GlaxoSmithKline plc, where he worked for nearly nine years on both the commercial and research sides of that company. From 2007 to 2016, Dr. Price served on the board of directors of Sarepta Therapeutics, Inc., a publicly traded commercial-stage biopharmaceutical company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare neuromuscular diseases. Dr. Price is a clinical physician trained in internal medicine, and is a former member of the American Medical Association, the Academy of Pharmaceutical Physicians and a past member of the American Society for Microbiology.

On November 3, 2021, the Company and Dr. Price entered into an employment agreement (the “Employment Agreement”). The Employment Agreement has an initial term (the “Initial Term”) of three years beginning on November 3, 2021 and automatically renews for an additional one year period at the end of the Initial Term and each anniversary thereafter (a “Renewal Term”) provided that at least 60 days prior to the expiration of the Initial Term or any Renewal Term the Board does not notify Dr. Price of its intention not to renew.

The Employment Agreement entitles Dr. Price to an annual base salary of $400,000, reviewed annually. Dr. Price is also eligible for annual incentive compensation targeted at 50% of his base salary. Pursuant to the terms of the Employment Agreement, and as approved by the independent members of the Board on November 3, 2021, Dr. Price was granted, effective as of Dr. Price’s first day of full-time employment with the Company (the “Grant Date”), a non-qualified stock option “inducement award” to purchase 616,666 shares of the Company’s common stock pursuant to the terms of a stock option award agreement (the “New Hire Option”) under the Inducement Plan as an inducement material to Dr. Price becoming an employee of the Company in accordance with Nasdaq Listing Rule 5635(c)(4). The New Hire Option has a ten-year term and vests as to 266,666 of the shares underlying the stock option on the first anniversary of the Grant Date and as to the remaining 350,000 of the shares on the second anniversary of the Grant Date. The New Hire Option granted to Dr. Price has an exercise price per share equal to the closing price of the Company’s common stock on the Grant Date.

In the event of Dr. Price’s death during the employment period or a termination due to disability, Dr. Price or his beneficiaries or legal representatives shall be provided any annual base salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends, unreimbursed expenses and certain other benefits provided for in the Employment Agreements (the “Unconditional Entitlements”). In the event of termination for cause by the Company or the termination of employment as a result of resignation without good reason, Dr. Price shall be provided the Unconditional Entitlements.

In the event of a resignation by Dr. Price for good reason, the exercise by the Company of its right to terminate such officer other than for cause, death or disability or the Company’s election not to extend the employment period upon expiration of the Initial Term or any renewal term (not within twelve months following or three months prior to the effective date of a Change in Control), Dr. Price will receive the Unconditional Entitlements and, subject to him signing and delivering to the Company and not revoking a general release of claims in favor of the Company and certain related parties, the Company shall provide Dr. Price a severance amount equal to $100,000.

In the event of a resignation by Dr. Price for good reason, the exercise by the Company of its right to terminate such officer other than for cause, death or disability, in each case, within twelve months following or three months prior to the effective date of a Change in Control, Dr. Price will receive (i) the Unconditional Entitlements and (ii) 1.0 times the sum of his annual base salary and target cash bonus.

In addition, Dr. Price entered into a Confidentiality and an Employee Proprietary Information and Invention Assignment Agreement that applies during the term of Dr. Price’s employment and for one year thereafter.

In connection with the Company entering into the Employment Agreement with Dr. Price, the Company entered into its standard form of indemnification agreement for directors and officers, a copy of which was previously filed as Exhibit 10.5 to the Form 8-K filed on December 31, 2019, and is incorporated herein by reference, with Dr. Price. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Dr. Price for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred in any action or proceeding arising out of his service to as an executive office of the Company.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is attached as Exhibit 10.4 to this Current Report on Form 8-K , and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 4, 2021, the Company issued a press release announcing the changes to the leadership team. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

The information in this Current Report on Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	NeuroBo Pharmaceuticals, Inc. 2021 Inducement Plan.

10.2	Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the NeuroBo Pharmaceuticals, Inc. 2021 Inducement Plan.

10.3	Separation Agreement entered into on November 3, 2021 by and between NeuroBo Pharmaceuticals, Inc. and Richard Kang.

10.4	Employment Agreement entered into on November 3, 2021 by and between NeuroBo Pharmaceuticals, Inc. and Gil Price.

99.1	Press release issued by NeuroBo Pharmaceuticals, Inc. on November 4, 2021, furnished herewith.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROBO PHARMACEUTICALS, INC.

Date: November 4, 2021	By:	/s/ Richard Kang
Richard Kang
President and Chief Executive Officer